UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2015 (June 5, 2015)

RYMAN HOSPITALITY PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13079	73-0664379
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Gaylord Drive Nashville, Tennessee	37214
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 316-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On June 5, 2015, Ryman Hospitality Properties, Inc. (the “Company”), entered into an Amendment No.2 (the “Amendment” or “Amendment No. 2”) among the Company, as a guarantor, its subsidiary RHP Hotel Properties, LP (the “Operating Partnership”), as borrower, certain other subsidiaries of the Company party thereto, as guarantors (the “Guarantors”), the lenders party thereto and Wells Fargo Bank National Association, as administrative agent, to the Company’s Fourth Amended and Restated Credit Agreement (the “Credit Agreement”).

Pursuant to the Amendment, the Company extended the maturity date of the revolving credit facility under the Credit Agreement to June 2019 and provided for two additional six-month extension options, at the election of the Company. In addition, the Amendment lowered the applicable margin for determining the interest rate on revolving loans and lowered the unused commitment fees. The applicable margin is based on the Company’s consolidated funded indebtedness to total asset value ratio, and upon effectiveness of the Amendment, the effective interest rate is initially LIBOR plus 1.60%. The unused commitment fee has been reduced to a range of 0.2% to 0.3% per year of the average unused portion of the revolving credit facility.

Effective upon the Amendment, the credit facility consists of the extended $700 million revolving credit facility, which had approximately $360.5 million in outstanding borrowings, and a senior secured term loan facility in the original aggregate principal amount of $400.0 million (the “Term Loan B”), which matures on January 15, 2021.

The revolving credit facility and the Term Loan B continue to be guaranteed by the Company, each of its four wholly-owned subsidiaries that own the Gaylord Hotels-branded properties, and certain other subsidiaries of the Company. The loans continue to be secured by (i) a first mortgage lien on the real property of each of the Company’s Gaylord Hotels properties, (ii) pledges of equity interests in the subsidiaries of the Company that own the Gaylord Hotels properties, (iii) the personal property of the Company, the Operating Partnership and the Guarantors and (iv) all proceeds and products from the Company’s Gaylord Hotels properties.

In addition, the loans continue to be subject to certain covenants contained in the Credit Agreement, which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements. The Amendment also reduced the consolidated tangible net worth covenant requirement to $175 million plus 75% of any equity issuances, and reduced the minimum fixed charge coverage ratio to 1.50 to 1.0.

The full text of the Credit Agreement, as amended on June 5, 2015 is attached as an Exhibit to Amendment No. 2.

Certain of the lenders under the Amendment or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On June 9, 2015, the Company issued a press release announcing its quarterly dividend to stockholders and the entry into the Amendment No. 2. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On June 8, 2015, the Company entered into an Amendment No.3 among the parties to the Credit Agreement, which revised a defined term in the Credit Agreement to narrow the circumstances in which there could be a default under the Credit Agreement caused by a change in the composition of the board of directors of the Company. The foregoing description of the Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to the Amendment No. 3, which is attached hereto as Exhibit 10.2.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amendment No. 2 to Fourth Amended and Restated Credit Agreement dated as of June 5, 2015, among Ryman Hospitality Properties, Inc., as a guarantor, RHP Hotel Properties, LP, as borrower, certain other subsidiaries of Ryman Hospitality Properties, Inc. party thereto, as guarantors, the lenders party thereto and Wells Fargo Bank National Association, as administrative agent

10.2	Amendment No. 3 to Fourth Amended and Restated Credit Agreement dated as of June 8, 2015, among Ryman Hospitality Properties, Inc., as a guarantor, RHP Hotel Properties, LP, as borrower, certain other subsidiaries of Ryman Hospitality Properties, Inc. party thereto, as guarantors, the lenders party thereto and Wells Fargo Bank National Association, as administrative agent

99.1	Press Release of Ryman Hospitality Properties, Inc., dated June 9, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RYMAN HOSPITALITY PROPERTIES, INC.

Date: June 9, 2015	By:	/s/ Scott Lynn
	Name:	Scott Lynn
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Amendment No. 2 to Fourth Amended and Restated Credit Agreement dated as of June 5, 2015, among Ryman Hospitality Properties, Inc., as a guarantor, RHP Hotel Properties, LP, as borrower, certain other subsidiaries of Ryman Hospitality Properties, Inc. party thereto, as guarantors, the lenders party thereto and Wells Fargo Bank National Association, as administrative agent.

10.2	Amendment No. 3 to Fourth Amended and Restated Credit Agreement dated as of June 8, 2015, among the Ryman Hospitality Properties, Inc., as a guarantor, RHP Hotel Properties, LP, as borrower, certain other subsidiaries of Ryman Hospitality Properties, Inc. party thereto, as guarantors, the lenders party thereto and Wells Fargo Bank National Association, as administrative agent.

99.1	Press Release of Ryman Hospitality Properties, Inc., dated June 9, 2015.